Exhibit 99.1
Femasys Inc. Secures Additional Financing with Strategic Investment from Investors led by PharmaCyte Biotech

- $6.85 million upfront investment provides $23 million total cash runway into second half 2025 -

- Financing allows for focused commercial team to bring Femasys’ infertility-related products to women in the U.S. -

- Additional financing supports the advancement of Femasys’ lead product candidate, FemBloc® for permanent birth control, to initial clinical data readout -

ATLANTA, November 15, 2023 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company focused on meeting significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead, late-clinical stage product candidate and innovative therapeutic and diagnostic products, today announced a strategic upfront investment of $6.85 million by public biotech company, PharmaCyte Biotech, Inc. (Nasdaq: PMCB) and other healthcare investors.

Femasys is creating accessible innovative options for women, as exemplified by its lead product candidate, FemBloc, in late-stage clinical development for permanent birth control and FDA-cleared product, FemaSeed® for infertility treatment (also approved in Canada). The Company is commercializing complementary diagnostic products that were internally developed through its in-house manufacturing capabilities, with regulatory approvals in the U.S., Canada, and other ex-U.S. territories.

“We are thrilled to announce this strategic investment, which coupled with other recent financing activities, will allow Femasys to commercialize our infertility-related products, FemaSeed® and FemVue®. This financing will enable us to implement a targeted commercial team to increase our revenue potential, while delivering on our mission to bring safe, accessible, and novel options to women,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “In addition, this financing supports Femasys’ continued progress of our FemBloc pivotal clinical trial as we advance this important non-surgical solution for permanent birth control.”

The strategic investment in Femasys is in the form of $6.85 million aggregate principal amount of a senior unsecured convertible note which matures November 2025 and is convertible at $1.18. Under the terms of the investment, the investors were also issued two series of warrants: warrants to purchase approximately 5.8 million shares of common stock at an exercise price of $1.18 per share expiring one year from issuance and warrants to purchase approximately 5.8 million shares of common stock at an exercise price of $1.475 per share expiring five years from issuance. If exercised for cash, these warrants could result in proceeds of up to an additional $15.4 million. There can be no assurance that these warrants will ever be exercised. As part of the terms of the investment, seasoned life sciences executive, Joshua Silverman, current interim chief executive officer of PharmaCyte, will be joining the Femasys board of directors.

Ms. Lee-Sepsick continued, “This strategic investment includes the addition of Mr. Silverman to our Board of Directors, which further aligns with our interests. As a life sciences executive with expansive capital markets experience, he will be a great fit with our board. We look forward to deploying this infusion of capital as we strive to build near-term value for our shareholders."

Mr. Silverman commented, “I look forward to working with the management team at Femasys to support the mission to improve women’s health with a broad portfolio of innovative products. By partnering with Femasys, I believe that this will undoubtedly fulfill the PharmaCyte strategy to utilize our favorable cash position and create additional accretive value for our stockholders.”

Joshua Silverman serves as the interim Chief Executive Officer, President and Director of PharmaCyte Biotech. He is the Co-Founder and Managing Member of Parkfield Funding LLC and is a former Principal and Managing Partner of Iroquois Capital Management, LLC. Previously, he served as Co-Chief Investment Officer of Iroquois from 2003 until 2016 and Co-Chief Investment Officer of Vertical Ventures, LLC from 2000 to 2003. Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman also serves on the boards of directors of Ayro Inc., MYMD Pharmaceuticals, Inc., Petros Pharmaceuticals, Inc. and Synaptogenix, Inc. Mr. Silverman received his B.A. from Lehigh University.

About Femasys

Femasys is a biomedical company focused on meeting significant unmet needs for women worldwide with a broad portfolio of in-office, accessible solutions, including a lead revolutionary late-clinical stage product candidate and FDA-cleared, innovative therapeutic and diagnostic products. Femasys’ FemBloc® permanent birth control in late-stage clinical development is the first and only non-surgical, in-office, permanent birth control method intended to be a safer option for women at substantially less cost than the long-standing surgical alternative. Femasys’ FemaSeed® Intratubal Insemination, an innovative infertility treatment designed to deliver sperm directly where conception occurs, is now FDA-cleared and has received regulatory approval in Canada. The Company has developed diagnostic products that are complementary for which it has achieved regulatory approvals to market in the U.S., Canada, and other ex-U.S. territories, and which are commercial-ready due to its in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis. Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our ability to commercialize our product candidates, or the effect of delays in commercializing; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com